UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 9, 2025, Henry Schein, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) and form of Proxy relating to the solicitation of proxies by the Company in connection with its 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The Proxy Statement is available on the Company’s website at investor.henryschein.com/proxy-annual-reports and is also available on the website maintained by the Securities and Exchange Commission at www.sec.gov.

Subsequent Form 8-K

Subsequent to the filing of the Proxy Statement, on May 2, 2025, the Company filed a Current Report on Form 8-K (the “Form 8-K”) regarding the appointment of Max Lin, a director nominee included in the Proxy Statement, to the Company’s board of directors and the Company entering into a letter agreement to remove the voting commitment from the Partnership Agreement (defined below). The Form 8-K is extracted in this filing. The information included in this filing should be read in conjunction with the Proxy Statement, which should be read in its entirety. This filing supplements certain of the information contained in the Proxy Statement.

Item 1.01	Entry into a Material Definitive Agreement.

Letter Agreement to Remove Voting Commitment

On May 2, 2025, Henry Schein, Inc. (the “Company”) and KKR Hawaii Aggregator L.P., an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) entered into a letter agreement (the “Letter Agreement”) for the purpose of removing KKR’s voting commitment set forth in the Strategic Partnership Agreement, dated January 29, 2025, between the Company and KKR (as amended, supplemented or otherwise modified from time to time, the “Partnership Agreement”).

Except as specifically set forth in the Letter Agreement, (i) the execution, delivery and effectiveness of the Letter Agreement shall not constitute a waiver or amendment of any provision of the Partnership Agreement and (ii) all of the terms of the Partnership Agreement shall remain unmodified and in full force and effect.

The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.1, and which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2025, Max Lin was appointed to the Company’s board of directors (the “Board”) as a director. The Board has determined that Mr. Lin qualifies as an “independent director” as such term is defined in the rules and regulations of the Nasdaq Stock Market. In connection with Mr. Lin’s appointment to the Board, the Company increased the size of the Board to 15 directors. In addition, the Company has also appointed Mr. Lin to the Board’s Nominating and Governance Committee as Vice Chair and to the Board’s Strategic Advisory Committee.

Mr. Lin has been appointed to the Board pursuant to the Partnership Agreement between the Company and KKR. Per the Partnership Agreement, Mr. Lin’s appointment to the Board was subject to KKR satisfying certain regulatory conditions, including the expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain regulatory approvals under the laws of Sweden and Italy. As of April 10, 2025, such regulatory conditions have been satisfied.

Except as described herein, there are no other arrangements or understandings between Mr. Lin and any other person pursuant to which he was selected as a director. Mr. Lin will receive the standard cash compensation available to non-employee directors, which is described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 9, 2025 and which will be made payable to KKR. Mr. Lin will not receive the standard equity compensation available to non-employee directors. Mr. Lin is not a party to any transaction subject to Section 404(a) of Regulation S-K involving the Company or any of its subsidiaries. The Company will also enter into its standard form of indemnification agreement with Mr. Lin.

Mr. Lin is a partner at KKR where he leads the Health Care industry team within the Americas Private Equity platform and serves as a member of the Investment Committee and Portfolio Management Committee for Americas Private Equity, the Health Care Strategic Growth Investment Committee and the Global Conflicts and Compliance Committee. Mr. Lin also currently serves on public and private boards, including at BrightSpring Health Services, Inc., a publicly held provider of home and community-based healthcare services; Cotiviti, Inc., a privately held provider of healthcare analytics; Global Medical Response, Inc., a privately held provider of emergency health services; PetVet Care Centers, LLC, a privately held nationwide veterinary network; and Ensora Health (formerly known as Therapy Brands), a privately held provider of software and services for mental and behavioral health therapists. Mr. Lin is also a former board member of Biomet, Inc.; Covenant Physician Partners; Envision Healthcare Corporation; Heartland Dental, LLC and PRA Health Sciences, Inc. Mr. Lin holds an M.B.A. from Harvard Business School as well as a B.S. and B.A.S. from the University of Pennsylvania.